UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2005 (February 8, 2005)

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

______________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition

See the Press Release dated February 9, 2005, furnished as Exhibit 99.1 and incorporated herein by reference, reporting on Puget Energy, Inc.’s financial results for the periods ended December 31, 2004.

Item 2.05 Costs Associated with Exit or Disposal Activities

The information contained in Item 2.02 above is incorporated in this Item 2.05 by reference.

Following a strategic review of the Company’s unregulated subsidiary, InfrastruX Group, Inc. ("InfrastruX"), on February 8, 2005 the Company’s Board of Directors decided to exit the utility construction services sector. The Company intends to monetize its interest in InfrastruX through a sale or third party recapitalization and to invest the proceeds in its regulated utility subsidiary, Puget Sound Energy, Inc. While the costs associated with exiting the InfrastruX business cannot be quantified at this time, the Company believes that such costs will not be material after giving affect to the impairment charge discussed under Item 2.06, below.

Item 2.06 Material Impairments

The information contained in Item 2.02 and Item 2.05 above is incorporated in this Item 2.06 by reference.

At December 31, 2004, Puget Energy’s investment in InfrastruX totaled approximately $110.4 million (prior to giving effect to the impairment charge as noted herein) with a federal income tax basis in its investment of approximately $75.1 million. Based on the annual review of InfrastruX’s goodwill and in accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, the Company’s Board of Directors concluded on February 8, 2005 that an impairment charge is required. As a result of the impairment, the Company has taken a write-down of its goodwill of $76.6 million after-tax or $0.77 per share. This charge reflects Puget Energy’s estimated fair value for InfrastruX in light of ongoing challenges in the utility construction services sector. At this time the Company does not anticipate that the impairment charge will result in future cash expenditures.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release dated February 9, 2005 reporting on Puget Energy’s financial results for the periods ended December 31, 2004.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

/s/ James W. Eldredge
James W. Eldredge
Corporate Secretary and Chief Accounting Officer

Date: February 9, 2005